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                                                                  EXHIBIT 99.d

                         AMENDMENT TO PLEDGE AGREEMENT


                 THIS AMENDMENT TO PLEDGE AGREEMENT (this "Amendment") is made as of September 12, 1995 by WILLIAM F. FARLEY, an individual resident in the State of Illinois ("Farley"), and NATWEST BANK N.A., (formerly known as NATIONAL WESTMINSTER BANK USA) a national banking association having an office at 175 Water Street, New York, New York 10038 (the "Bank").

                              W I T N E S S E T H:

                 WHEREAS, Farley, directly or indirectly, is the legal and beneficial owner of certain issued and outstanding shares of Class A and B Common Stock of Fruit of the Loom, Inc., a Delaware corporation (the "Company");

                 WHEREAS, pursuant to an Assignment of Accounts agreement by and between Farley and the Bank made as of April 10, 1987 (the "Assignment Agreement"), Farley pledged to the Bank, and granted to the Bank a first priority security interest in, a certificate of deposit in the original principal amount of $13,200,000;

                 WHEREAS, the Assignment Agreement was made to secure a certain guaranty executed by Farley on April 10, 1987 (the "Guaranty") in favor of the Bank pursuant to which Farley provided an unlimited guaranty to the Bank of VBQ's (as hereinafter defined) obligations under the Reimbursement Agreement (as hereinafter defined), and as collateral security for the payment of all obligations of Condec Corporation ("Condec"), now VBQ, Inc. ("VBQ"), arising out of or in any way connected with the Letter of Credit Reimbursement Agreement (the "Reimbursement Agreement") made as of April 15, 1987 pursuant to which VBQ (then Condec) made certain agreements with the Bank in consideration for the Bank's issuance of a letter of credit (the "Letter of Credit") (the obligations under the Reimbursement Agreement and Farley's obligations under the Guaranty collectively, the "Obligations");

                 WHEREAS, pursuant to a Pledge Agreement by and between Farley and the Bank dated as of August 25, 1993, Farley pledged 282,353 shares of Class B Common Stock of the Company;

                 WHEREAS, Farley has currently pledged to the Bank 344,498 shares of the Common Stock of the Company pursuant to the Pledge Agreement, of which amount 11,487 are Class A Common Stock and 333,011 are Class B Common Stock; and
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                 WHEREAS, Farley, from time to time, has been in violation of the Security Ratio of the Pledge Agreement and the parties have agreed to amend certain provisions of the Pledge Agreement to, among other things, provide for the delivery of additional pledged shares and substitute a Minimum Value (as hereinafter defined) covenant in lieu of the Security Ratio covenant set forth in Section 5 of the Pledge Agreement;

                 NOW, THEREFORE, in consideration of the Bank's forbearance in exercising its rights under the Pledge Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farley and the Bank hereby agree as follows:

         1. Definitions. Unless otherwise indicated, capitalized terms used herein and not defined herein shall have the meanings as set forth in the Pledge Agreement.

         2.      Pledge of Additional Shares.

                 (a) Farley hereby pledges to the Bank, and otherwise grants to the Bank a first priority security interest in, 36,000 shares of Class B Common Stock of the Company owned by Farley (the "Additional Shares") which Additional Shares shall serve as additional security for the Secured Obligations and shall be delivered to the Bank on the date hereof in accordance with Section 4 of the Pledge Agreement. The Additional Shares, as well as any other shares pledged to the Bank hereunder, shall be deemed to be part of the Pledged Shares pledged to the Bank pursuant to the Pledge Agreement.

                 (b) Farley hereby repeats and affirms the representations and warranties set forth in Section 6 of the Pledge Agreement with respect to this Amendment, and the Additional Shares and other collateral pledged hereunder, except as set out in Section 5 hereof. Farley hereby further affirms that the covenants set forth in Section 10 of the Pledge Agreement shall apply with full force and effect to this Amendment and the Additional Shares and other collateral pledged hereunder.


         3.      Release of Certain Pledged Shares.

                 Upon receipt of the Additional Shares referred to in Section 2 hereof, and payment of the Amendment Fee referred to in Section 7 hereof, the Bank shall take all steps to release and





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deliver to Farley the 11,487 shares of the Company's Class A Common Stock which it currently holds pursuant to the Pledge Agreement.

         4. Section 5 of the Pledge Agreement is hereby amended in its entirety to read as follows:

                 "Section 5.  Minimum Value of Pledged Collateral.

                 (a) The Pledged Collateral must at all times have a market value of at least Seven Million Ten Thousand Nine Hundred and Sixty Two United States Dollars ($7,010,962) (the "Minimum Value"). So long as the market value of the Pledged Collateral equals or exceeds the Minimum Value and no other Event of Default exists under the Pledge Agreement, Farley, may at his option, pledge to the Bank (i) additional Class A or Class B Common Stock of the Company or (ii) additional cash, and the value of such shares and/or cash shall be counted towards the Minimum Value requirement set forth herein. Any such additional shares shall be part of the Pledged Shares and any additional shares and cash pledged hereunder shall be part of the Pledged Collateral;

                 (b) Should the market value of the Pledged Collateral fall below the Minimum Value, Farley shall, within one business day after receipt of notice of such violation from the Bank, pledge such additional cash as is necessary to increase the market value of the Pledged Collateral above the Minimum Value. The Bank shall hold all cash collateral pledged hereunder in a cash collateral account (the "Cash Collateral Account") to be applied in accordance with the terms hereof and the Reimbursement Agreement. If Farley shall have failed to increase the Minimum Value by pledging additional cash within the time period set forth above, then the Bank may immediately declare an Event of Default and sell all or a portion of the Pledged Collateral and convert it to cash to be held in the Cash Collateral Account and applied against the Secured Obligations as the same shall become due and payable, and in accordance with the terms hereof and the Reimbursement Agreement;

                 (c) For purposes of this Section 5 the market value of the Pledged Collateral as of any day shall equal the sum of (i) the cash collateral held by the Bank pursuant to the terms hereof (but excluding any cash collateral held by the Bank pursuant to the Assignment Agreement) and (ii) the aggregate market value of the Pledged Shares held by the Bank as of the end of the preceding day (based on the closing price of the Company's Class A Common Stock as quoted on the NYSE for such preceding day), such determination by the Bank to be conclusive for all purposes hereunder.





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                 (d)  In the event Farley shall pledge shares of Class A Common
         Stock of the Company to the Bank pursuant to this Amendment, those shares shall be, or prior to the pledge thereof, Farley shall cause such shares to be, registered under applicable federal and state securities laws, freely transferable and salable in the public market, and free of any and all security interests, liens, pledges, set-off rights, charges, claims or encumbrances of any kind except for the security interest to be created by this Amendment and the Farley Inc. Encumbrances.

                 (e) In the event Farley shall pledge additional shares of Class B Common Stock of the Company to the Bank pursuant to this Amendment, Farley shall have caused to be registered under the Securities Act of 1933, as amended, and qualified for sale under applicable federal and state securities laws, that number of shares of Class A Common Stock of the Company into which such additional shares of Class B Common Stock may be converted upon a foreclosure by the Bank on the Pledged Collateral.


         5. Section 6(h) of the Pledge Agreement is hereby amended in its entirety to read as follows:

                 "(h) Registration of Pledged Shares. Farley has caused to be registered under the Securities Act of 1933, as amended, and has qualified for sale under applicable federal and state securities laws, four hundred eight thousand six hundred (408,600) shares of Class A Common Stock of the Company into which the Pledged Shares may be converted upon any foreclosure by the Bank on the Pledged Collateral."

         6. A new subsection (a)(iii) is hereby added to Section 14 ("Events of Default and Remedies Upon Default") to read as follows:

                 "(iii) failure by Farley to comply with and maintain the Minimum Value of the Pledged Collateral pursuant to Section 5 of the Agreement."

         7. Section 14(b) is hereby amended in its entirety to read as follows:

                 "(b) If any Event of Default shall have occurred and be continuing, upon written notice thereof to Farley the Bank may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies provided a secured party upon the default of a debtor under the UCC at that time, and the Bank may also, without notice except as specified below, sell the Pledged Collateral or





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         any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Bank's respective offices or elsewhere, for cash, on credit or for future delivery, upon such terms as the Bank may determine to be commercially reasonable and the Bank may be the purchaser of any or all of the Pledged Collateral so sold and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. The Bank shall not be required to give Farley notice of any sale of Pledged Collateral except as may be required by law. The Bank shall not he obligated to make any sale of Pledged Collateral regardless of any notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Bank shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any sale into the public market or by private sale. Farley hereby waives any claims against the Bank arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Bank accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

         8. Fees. Farley will, on the date hereof, pay to the Bank (i) the fees and expenses of their counsel, incurred, or which are required to be paid, in connection with the negotiation, preparation, execution and delivery of this Amendment, and (ii) a non-refundable amendment fee in the amount of $36,466 (the "Amendment Fee").

         9.      Miscellaneous.

                 9.1 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules).

                 9.2 Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the parties with respect thereto.

                 9.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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         10.     Except as expressly modified and amended hereby, the Pledge
Agreement and all other existing collateral arrangements shall remain in full force and effect.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


                                        WILLIAM FARLEY


                                        W. Farley
                                        ------------------------------------

                                        NATWEST BANK N.A.


                                        By:  Gerard Painter
                                           ---------------------------------
                                           Name:  Gerard Painter
                                           Title:  Vice President





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